EXHIBIT 10.5
Independent Director Restricted Stock Agreement
This Independent Director Restricted Stock Agreement (this “Agreement”), dated as of [______________] (the “Date of Grant”), is entered into by and between Alexandria Real Estate Equities, Inc. (the “Company”) and [______________], a member of the Board of Directors of the Company (the “Grantee”).
RECITALS
Whereas, pursuant to the Alexandria Real Estate Equities, Inc. Amended and Restated 1997 Stock Award and Incentive Plan (the “Plan”), the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has determined to make a grant of restricted stock (“Restricted Stock”) to the Grantee on the terms and conditions set forth herein (and subject to the terms and provisions of the Plan).
Therefore, the Company and the Grantee (collectively, the “Parties”) agree as follows:
In consideration of the Recitals and the following mutual covenants, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Grantee is hereby granted shares of Restricted Stock (the “Stock Grant”) on the date hereof subject to the terms and conditions set forth herein and in the Plan.
A.    The Stock Grant.
The Grantee is hereby granted [______________] shares of the Company’s common stock, par value $.01 per share (the “Stock”), pursuant to the terms and conditions of this Agreement.
B.    Terms and Conditions of the Stock Grant.
1.    Restrictions and Restricted Period.
(a)    Restrictions. Shares of Restricted Stock granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture as described in Section B(4) below until the completion of the applicable Restricted Period (as defined in Section B(1)(b) below); provided, however, that the Committee (or any person or subcommittee authorized by the Committee) may, in its sole discretion, permit the transfer of any such shares in a manner consistent with applicable tax and securities laws upon the Grantee’s request; provided, further, however, that (i) no such shares may be transferred for consideration and (ii) any such shares that are transferred shall be subject to all of the terms and conditions of this Agreement, including but not limited to a risk of forfeiture as described in Section B(4) below until the completion of the applicable Restricted Period (as defined in Section B(1)(b) below).
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(b)    Restricted Period. Unless a Restricted Period (as defined below) is previously deemed completed pursuant to Section B(4) below, the restrictions set forth above shall lapse and the Restricted Stock shall become fully and freely transferable (provided that such transfer is otherwise in accordance with federal and state securities laws) and non-forfeitable in accordance with the vesting schedule set forth in Exhibit A (each of the periods from the Date of Grant to each of the vesting dates set forth in Exhibit A being herein referred to as a “Restricted Period”).
(c)    Forfeiture on Account of Detrimental Activity. Notwithstanding any other provision of this Agreement to the contrary, the Grantee shall not engage in any Detrimental Activity prior to, or during the six (6) month period following, the completion of a Restricted Period. For purposes of this Section B(1)(c), “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business that is or may be (in the reasonable discretion of the Company) competitive with the Company, directly or indirectly, in the business of owning, operating, acquiring, managing, leasing, expanding, redeveloping or developing commercial properties throughout the United States containing office and laboratory space designed or improved for lease to pharmaceutical, biotechnology, life science product and services companies, not-for-profit scientific research institutions, or universities and related government agencies; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material, as defined in any agreement the Grantee has signed with the Company protecting confidential information and intellectual property, relating to the business of the Company, acquired by the Grantee either during or after service with the Company (“Confidential Information”); (iii) the failure or refusal to disclose promptly and to assign to the Company, pursuant to any agreement the Grantee has signed with the Company protecting confidential information and intellectual property, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Grantee during service with the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere; (v) any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; or (vi) the Grantee being convicted of, or entering a guilty plea with respect to, a crime that could be injurious, detrimental or prejudicial to any interest of the Company; provided, however, that “Detrimental Activity” shall not include any conduct described above in Sections B(1)(c)(i) and (v) that occurs exclusively after the Grantee’s service with the Company is terminated for any reason, except to the extent the Grantee engages in such conduct using Confidential Information, in which case Detrimental Activity shall include such conduct.
Upon completion of a Restricted Period, the Grantee shall certify in a manner acceptable to the Company that he or she is not and has not been engaged in Detrimental Activity. If the Grantee does engage in Detrimental Activity prior to, or during the six (6) month period following, the completion of a Restricted Period without the Company’s express written consent, the Company may rescind the transfer of the Stock to the Grantee within
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six (6) months thereafter or demand that the Grantee pay over to the Company the proceeds received by the Grantee upon the sale, transfer or other transaction involving such Stock in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to set-off against the amount of any such proceeds any amount owed to the Grantee by the Company to the fullest extent permitted by law.
For example, and solely for purposes of illustration, assume that (i) the terms of a grantee’s Independent Director Restricted Stock Agreement provide that a Restricted Period for a portion of the shares subject to the stock award (“Portion A”) will end on June 30, 2021, a Restricted Period for a portion of the shares subject to the stock award (“Portion B”) will end on June 30, 2022, and a Restricted Period for the remaining portion of the shares subject to the stock award (“Portion C”) will end on June 30, 2023, and (ii) the grantee does not engage in any Detrimental Activity prior to, or during the six (6) month period following, June 30, 2021, but does engage in Detrimental Activity during the six (6) month period following June 30, 2022. In this example, the shares transferred as Portion A would not be subject to rescission nor would their proceeds be subject to repayment to the Company because the grantee did not engage in any Detrimental Activity prior to, or during the six (6) month period following, June 30, 2021; however, Portion B would be subject to such rescission or repayment because the grantee engaged in Detrimental Activity during the six (6) month period following June 30, 2022. In addition, Portion C, should it ever become vested, would be subject to such rescission or repayment because the grantee engaged in Detrimental Activity prior to June 30, 2023.
2.    Rights of a Stockholder. From and after the Date of Grant and for so long as the Restricted Stock is held by or for the benefit of the Grantee, the Grantee shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, including but not limited to the right to receive dividends in accordance with Section B(3) below and the right to vote such shares.
3.    Dividends. Dividends paid on any shares of Restricted Stock shall be paid at the dividend payment date in the same form (i.e., cash or shares of unrestricted Stock) as paid to the stockholders of the Company, provided that such shares are outstanding and have not been forfeited to the Company as of the dividend payment date. Stock distributed in connection with a Stock split, but not any cash or Stock distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock has been distributed.
4.    Cessation of Service and Change of Control. With respect to any portion of the Restricted Stock subject to the Stock Grant for which a Restricted Period has not previously lapsed pursuant to Section B(1)(b) above, the Restricted Period shall be deemed to have been completed, and the restrictions set forth herein shall lapse, as of the date of any of the following: (i) a Change of Control (as defined in the Plan) occurs; (ii) the Grantee’s service with the Company ceases due to the Grantee’s death or Disability (as defined in the Plan); (iii) the Grantee is removed by the Company’s stockholders as a member of the Board or fails to be reelected by the Company’s stockholders as a member of the Board, in either case without Cause (as defined below); or (iv) the Grantee fails to be nominated for reelection to the Board without Cause. If the Grantee’s service with the Company ceases for any reason other than as set forth in
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the preceding sentence, then the Restricted Stock and any accrued but unpaid dividends that are at that time subject to the restrictions set forth herein shall be forfeited to the Company without payment of any consideration by the Company, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such shares of Restricted Stock.
For purposes of this Agreement, the term “Cause” shall mean the following:
a.    The Grantee’s material breach, repudiation or failure to comply with or perform any of the terms of an effective agreement, any of the Grantee’s duties, or any of the Company’s or Board’s policies or procedures (including without limitation any such policies or procedures relating to conflicts of interests or standards of business conduct) or deliberate interference with the compliance by any member of the Board or employee of the Company with any of the foregoing; or
b.    The conviction of the Grantee for, or pleading by the Grantee of no contest (or similar plea) to, fraud, embezzlement, misappropriation of assets, malicious mischief, or any felony, other than a crime for which vicarious liability is imposed upon the Grantee solely by reason of the Grantee’s position on the Board and not by reason of the Grantee’s conduct.
5.    Certificates. Restricted Stock granted hereunder may be evidenced in such manner as the Board shall determine. If certificates (in either paper or electronic form) representing Restricted Stock are registered in the name of the Grantee, then such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall have the right to retain possession of such certificates until the completion of the applicable Restricted Period.
6.    Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally or in accordance with Section B(13) below, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at his or her address as he or she has designated in writing to the Company, or to the Company: Chief Financial Officer (or his designee) at the Company’s address or such other address as the Company may designate in writing to the Grantee.
7.    Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
8.    Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Maryland.
9.    Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the Parties.
10.    Agreement Not a Contract of Service. Neither the Stock Grant, this Agreement nor any other action taken in connection herewith shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is a member of the Board.
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11.    Section 83(b) Election. The Grantee hereby acknowledges that he or she has been informed that, with respect to the Stock Grant, an election may be filed by the Grantee with the Internal Revenue Service, within 30 days of the Date of Grant, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed currently on the fair market value of the Restricted Stock on the Date of Grant.
THE GRANTEE ACKNOWLEDGES THAT, IF THE GRANTEE WISHES TO FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE, IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY SUCH ELECTION, EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.
12.    Termination of this Agreement. Upon termination of this Agreement, all rights of the Grantee hereunder shall cease.
13.    Acceptance of the Stock Grant. The Grantee’s acceptance of the Stock Grant, and the Grantee’s acknowledgement of and agreement with the terms and conditions set forth in this Agreement and the Plan, shall be evidenced by the Grantee’s signature below or by electronic acceptance or authentication in a form authorized by the Company.
The Company may, in its sole discretion, decide to deliver any documents related to the Stock Grant or participation in the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. By accepting the Stock Grant, the Grantee consents to receive any such documents (including but not limited to this Agreement, the Plan, the prospectus for the Plan and any notices described in Section B(6) above) by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
14.    Tax Withholding Obligations. The Company shall be authorized to satisfy any tax withholding obligations related to the Stock Grant pursuant to Section 8.6 of the Plan. If any such tax withholding obligations are not satisfied, the Company shall have no obligation to deliver the shares of Restricted Stock (or transfer any certificates representing such shares) to the Grantee or to otherwise release such shares from the restrictions and risk of forfeiture set forth herein.

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In Witness Whereof, the Parties have executed this Agreement as of the day and year first above written.
Alexandria Real Estate Equities, Inc.
By:
The undersigned hereby accepts and agrees to all the terms and provisions of this Agreement and the Plan.
By:
Name:[    ]
Number of Shares:[    ]

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Exhibit A – Vesting Schedule

Vesting Date	Number of Shares Scheduled to Vest on Vesting Date

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